Exhibit 2.14

AMENDMENT TO

THE PURCHASE AGREEMENT

This AMENDMENT (the “Amendment”) TO THE PURCHASE AGREEMENT, dated as of November 11, 2010 (the “Purchase Agreement”), by and among Aveon Holdings I L.P., a Delaware limited partnership (“Aveon”), Conquest Capital MM LLC, a Delaware limited liability company (the “Company”) and Conquest Capital Group, LLC, a Delaware limited liability company (the “Seller”), is effective as of the 10th day of December, 2010, by and among Aveon, the Company and the Seller. Capitalized terms used herein but not defined herein shall have the meaning set forth in the Purchase Agreement.

WHEREAS, the parties signatory hereto are the parties to the Purchase Agreement; and

WHEREAS, pursuant to Section 12.3 of the Purchase Agreement, the Purchase Agreement may not be amended except by an instrument in writing signed and delivered on behalf of the Purchaser and each of the Sellers.

NOW, THEREFORE, in consideration of the mutual covenants herein expressed, and for other good and valuable consideration, the receipt and sufficiency of which hereby is acknowledged, the parties hereto hereby agree as follows:

1.      Each of Section 8.2(h) and Section 8.3(d) of the Purchase Agreement shall be amended by deleting the date, “December 31, 2010” and inserting in lieu thereof the date, “January 31, 2011.”

2.      Section 2.1(a) of the Purchase Agreement shall be amended by deleting the first paragraph thereof and replacing such paragraph in its entirety with the following:

“(a)    The Purchaser shall pay eleven million five hundred thousand dollars ($11,500,000) in cash in the aggregate to the Seller in accordance with Section 2.2(a) (the “Purchase Price”).

3.      Section 2.2 of the Purchase Agreement shall be amended by inserting at the end thereof the following subparagraph (e):

“(e)    If the highest marginal federal income tax rate applicable to ordinary income or long-term capital gains is higher in 2011 than in 2010, then Purchaser shall pay to Seller an amount (on an after-tax basis) equal to the excess, if any, of Seller’s actual income tax liability for 2011 in respect of income and gains related to the Purchase Price, over Seller’s income tax liability for 2011 in respect of income and gains related to the Purchase Price computed as if the federal income tax rates applicable to ordinary income and long-term capital gains in 2011 are equal to the rates that were applicable for 2010.”

4.      Section 8.2 of the Purchase Agreement shall be amended by deleting subsection (k) in its entirety and replacing it with the following subsection:

“(k)    Adjusted Assets Under Management. The aggregate amount of Adjusted Assets Under Management of the Funds shall represent no less than eighty percent (80%) of the aggregate amount of Assets Under Management in respect of the Funds as of the Base Date, and no more than one hundred and ten percent (110%) of the aggregate amount of Assets Under Management in respect of Funds as of the Base Date.”

5.      This Amendment shall be governed by, and construed in accordance with, the laws of the State of New York without regard to the conflicts of law principles thereof.

6.      Except as so modified pursuant to this Amendment, the Purchase Agreement is ratified and confirmed in all respects. This Amendment shall be effective as of the date hereof.

7.      This Agreement may be executed (i) by facsimile or portable document format (PDF) and (ii) in two or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the undersigned have executed this Amendment as of the day and year first written above.

AVEON HOLDINGS I L.P.

By:	Aveon Holdings I GP, Inc., its general partner

By: /s/ John J. Hassett
Name: John J. Hassett
Title: President & Chief Executive Officer

CONQUEST CAPITAL MM LLC

By: CONQUEST CAPITAL GROUP, LLC, It’s Initial Member

By: /s/ Marc H. Malek
Name: Marc H. Malek
Title: Managing Member

By: /s/ Mona Aboelnaga
Name: Mona Aboelnaga
Independent Committee Member

By: Proctor Investment Managers LLC

By:	/s/ Mona Aboelnaga
Name: Mona Aboelnaga
Title: President & CEO

By:	/s/ Marc H. Malek
Name: Marc H. Malek
Title: Managing Partner

By:	/s/ David Cielusniak
Name: David Cielusniak
Title: Managing Partner

SELLER:

CONQUEST CAPITAL GROUP LLC

By:	/s/ Marc H. Malek
Name: Marc H. Malek
Title: Managing Member

By:	/s/ Mona Aboelnaga
Name: Mona Aboelnaga
Independent Committee Member

By:	Proctor Investment Managers LLC

By:	/s/ Mona Aboelnaga
Name: Mona Aboelnaga
Title: President & CEO